Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Secondary Offering of 4,391,000 Shares of Common Stock by Certain Selling Stockholders

Azusa, CA (April 12, 2007)- Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) announced today a secondary offering of 4,391,000 shares of its common stock by certain selling stockholders, pursuant to a registration statement filed with the Securities and Exchange Commission.  The selling stockholders will grant the underwriters an option to acquire an additional 658,650 shares to cover over-allotments, if any.  The selling stockholders include entities affiliated with Summit Partners, Cosmetics International Investments S.A. and certain other selling stockholders.  Physicians Formula will not receive any proceeds from the sale of the shares but will pay the expenses of the offering.

The offering is being made through an underwriting syndicate led by Deutsche Bank Securities and Citi as joint book-runners for the offering. Cowen and Company and Piper Jaffray are acting as co-managers.

A registration statement relating to the securities described above has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus relating to the shares, when available, may be obtained from Deutsche Bank Securities Inc., c/o Prospectus Department, 60 Wall Street, Floor 2, New York, New York 10005 or by telephone toll free at 1-800-503-4611, fax: 212-468-5333 or from Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220 (tel: 718-765-6732; fax: 718-765-6734).

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

(FACE/F)

Contact: John Mills / Anne Rakunas

Integrated Corporate Relations, Inc.

(310) 954-1100